ASSET PURCHASE
                                       AND
                                  MANUFACTURING
                                    AGREEMENT


                                     BETWEEN

                               Netrix Corporation
                          1395 Dulles Technology Drive
                                Herndon, VA 20171

                                       And

                            THE SMT CENTRE S.E. INC.
                            5601 Wilkinson Boulevard
                               Charlotte,NC 28208

       THIS MANUFACTURING AGREEMENT ("Agreement") dated as of this _____
                             day of September 1999,

           ("Effective Date") is made and entered into by and between


                               Netrix Corporation

                             a Delaware Corporation,
                                   ("NETRIX")

                      with a principal place of business at


                          13595 Dulles Technology Drive
                             Herndon, Virginia 20171


                                       And


                            THE SMT CENTRE S.E. INC.
                          a North Carolina corporation
                                    ("SMTC"),

                  with a principal place of business located at

                            5601 Wilkinson Boulevard
                               Charlotte, NC 28208


 and sets forth the terms and conditions under which SMTC will purchase certain inventory and will manufacture certain products for NETRIX.

                                    RECITALS

         WHEREAS, SMTC is in the business of manufacturing electronic printed circuit boards ("PCB") and other electronic components and devices; and

         WHEREAS, NETRIX is in the business of manufacturing telecommunications equipment; and

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

     WHEREAS, NETRIX desires to utilize the services of SMTC to manufacture certain components; and

     WHEREAS, SMTC, understanding the importance of the timely delivery and the quality performance associated with the manufacture of PCBs and SYSTEMS for NETRIX's operations, is willing to undertake the manufacture of PCBs and SYSTEMS on behalf of NETRIX in accordance with the terms and conditions set forth herein; and

     WHEREAS, NETRIX desires to utilize the services of SMTC to repair certain components; and

     WHEREAS, SMTC, understanding the importance of the timely delivery and the quality performance associated with the repair of PCBs and SYSTEMS to NETRIX's operations, is willing to undertake the repair of PCBs and SYSTEMS on behalf of NETRIX in accordance with the terms and conditions set forth herein.

                                    AGREEMENT

     NOW THEREFORE, in consideration of the mutual promises and assurances contained in this Agreement and other good and valuable consideration, the sufficiency of which the parties hereby acknowledge, the parties, intending to be legally bound, agree as follows:

1.       DEFINITIONS

         1.1 "Product" or "Unit" means one or more of the assemblies manufactured by SMTC or acquired by SMTC on NETRIX's behalf that are normally used to fulfill Orders.

         1.2 "Order" means a request by NETRIX for SMTC to build, test and ship Product to a specific customer location.

         1.3      "Agreement" means this document.

         1.4      "P.O." shall mean Purchase Order.

1.5 "Material Uplift" or "Uplift" means the mark-up applied to material costs.

1.6 "Material Cost" means SMTC's standard cost for components used in the manufacturing of Product.

         2.       INVENTORY PURCHASE

         2.1 SMTC agrees to purchase all NETRIX active system level inventory ("baseline inventory") presently located at the SMTC facility. SMTC shall pay NETRIX for baseline inventory within 45 days of the date materials are consumed. Notwithstanding the foregoing, SMTC shall cancel the purchase of any baseline inventory not consumed within 6 months of the date of this Agreement and NETRIX agrees to accept cancellation of the purchase of any such inventory. At that time, all unconsumed baseline inventory will be placed in a NETRIX owned stock location so that it may be utilized for repair/rework requirements, or in the event that there is future demand for the inventory. NETRIX shall have the risk of loss of any such unconsumed inventory.

         2.2 SMTC will convert NETRIX P.O.'s for components with suppliers to SMTC P.O.'s, provided, however, that the quantity of components in NETRIX P.O.'s to be converted shall not exceed the quantity required for fulfilling NETRIX orders to SMTC for assemblies over a six month period beginning Oct. 1, 1999, or shall not exceed the suppliers minimum purchase quantities for a particular component whichever is more.

         2.3 NETRIX agrees to pay for all Non-cancelable P.O. balances for any purchase order converted by SMTC in the event the ordered components are no longer needed by SMTC for any reason.

         2.4 SMTC will accurately determine baseline inventory consumed and will provide monthly usage and forecasted usage reports. In addition, SMTC will provide NETRIX with reasonable access to audit baseline inventory.

2.5      SMTC will not apply Uplift to baseline inventory



3.       PERSONNEL:

3.1 SMTC agrees to hire up to six (6) existing employees of NETRIX's Charlotte operations. These employees will be employed at the same level of compensation they were receiving from NETRIX as of September 1, 1999, for a period of 6 months from the date their employment with SMTC begins. SMTC reserves the right to terminate the employment of these employees for cause within the six month period. At the end of the six-month period, employees will be evaluated as to the appropriate compensation relative to their contribution and equivalent SMTC position. After the six month period, SMTC reserves the right to make compensation adjustments to the former NETRIX employees and may terminate their employment at that time. The seniority of these employees, including time employed by NETRIX, will be recognized as it relates to vacation benefits.
Benefits for NETRIX employees will be equivalent to those received by SMTC employees with equivalent seniority.

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          3.2 Upon successful  completion of 6 months employment with SMTC, SMTC shall pay to former NETRIX employees lump-sum compensation as a continuation incentive equal to one (1) month's salary for salaried employees, or 174 hours for hourly employees, based upon their level of compensation as of September 1, 1999. Payment of the continuation incentive shall be made only upon receipt of payment from NETRIX of that amount due to former NETRIX Employees under this provision.

         3.3 SMTC agrees to make space available to one (1) NETRIX employee for a period of up to 1 year in order to facilitate their assistance to the SMTC team in establishing priorities, performing quality audits, source inspections, etc. Former NETRIX employees will be part of the SMTC team supporting NETRIX and will report to SMTC supervision as assigned. NETRIX employees will have no direct responsibility for any SMTC employees

4        MANUFACTURING.

         4.1 NETRIX shall provide to SMTC all applicable assembly drawings, routings, bills of material, process sheets and fixtures required for use in the manufacture of Products.

         4.2 All special tools and equipment furnished to SMTC or paid for by NETRIX for use by SMTC in connection with this Agreement shall remain NETRIX property, including all special tools and equipment identified as a reimbursable item in the Agreement. All of NETRIX's property in the possession or control of SMTC shall be (i) used only in filling orders for NETRIX, (ii) kept segregated and clearly marked as NETRIX's property, (iii) maintained in good condition, normal wear and tear being excepted, and (iv) surrendered immediately to NETRIX upon demand.

         4.3  SMTC   agrees  to   manufacture   product   according   to  NETRIX
specifications. Any deviation from the standard must be with prior written approval from NETRIX.

         4.4 SMTC shall package Orders according to standard Electro-static Discharge prevention practices, and ship them to a NETRIX specified address in SMTC supplied shipping containers in accordance with NETRIX packaging specifications.

         4.5 NETRIX agrees to provide SMTC with a rolling projection of Product requirements to be placed by NETRIX over the twelve (12) month period following the date of the projection (hereafter the "Forecast"). NETRIX agrees to update this Forecast at least quarterly in order for SMTC to have an accurate projection of NETRIX product requirements for the next nine (9) months.

         4.6 Provided NETRIX projected the Product requirement in its Forecast at least three (3) months prior to the date of the Order, SMTC will ship Orders for Product , within seven (7) working days of receiving notice from NETRIX. SMTC, at its sole discretion, may accept Orders for Product not included in the

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NETRIX  Forecast at least three (3) months prior to the date of the Order.  SMTC shall not, however, be liable for any penalty due to late shipment of any such Order.

         4.7 Occasionally NETRIX systems must be staged prior to shipment. SMTC will provide space with adequate power drops for system staging at no charge.

5.       QUALITY

         5.1  SMTC   agrees  to  build   and/or   repair   Products   to  NETRIX
specifications.

         5.2 SMTC agrees to utilize all reasonable effort to comply with generally accepted manufacturing quality standards.

         5.3 In manufacturing Products, printed circuit assemblies will be manufactured in accordance with the most recent IPC-A-610 Class 2 workmanship standards. All Products will be tested as specified by NETRIX. SMTC shall maintain appropriate logs to record test results.

         5.4 Both parties as part of an ongoing zero defect activity will share quality data. Such data will be considered NETRIX's confidential information and will be reviewed at quarterly meetings held at alternating sites. A defined test procedure for each Product will be established prior to initiation of production shipments. NETRIX is responsible for costs associated with modification of fixtures and software to achieve quality goals.

         5.5 Upon reasonable notice by NETRIX, SMTC agrees to provide access to NETRIX during normal business hours to that part (and only that part) of SMTC's facility devoted to the performance of NETRIX's work in order for NETRIX to determine whether SMTC is conforming to the quality provisions of this Agreement.

         5.6 SMTC is required to advise NETRIX of test, configuration or other issues which are determined to have a negative impact on delivery schedule, within 1 business day of discovery of any such issue.

         5.7 SMTC shall provide adequate space to allow for supervised source inspection of the Products by NETRIX. NETRIX shall provide SMTC with reasonable notice prior to source inspection at SMTC. Source inspections will be conducted during SMTC's normal business hours and on a non-interference basis with SMTC's other operations, which non-interference shall be determined at SMTC's reasonable discretion.

         5.8 SMTC will maintain ISO9002 & BABT 340 facility certifications. SMTC will manage Product certification compliance and coordinate with agencies for safety audits for any additional certification requested and paid for by NETRIX. SMTC will notify NETRIX of any change in certification status. SMTC will

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reasonably   cooperate   with  NETRIX  on   obtaining   any   necessary   future
certifications at NETRIX's expense.

         5.9 SMTC represents that all SMTC facilities and any major assembly sub-contractors used by SMTC in the manufacture of Products presently have ISO 9002 certification. Should either SMTC or SMTC's major assembly sub-contractors lose ISO 9002 certification, SMTC will notify NETRIX immediately. SMTC and it's major assembly sub-contractors will then have sixty (60) days to be re-certified

         5.10 NETRIX or a NETRIX OEM customer shall have the right, at its sole cost and expense, to perform vendor qualifications, on-site source inspections, or materials inspections at any time at SMTC's manufacturing facilities and SMTC shall reasonably cooperate in that regard. If an inspection or test is made on SMTC's premises, SMTC shall provide the inspectors with reasonable facilities and assistance at no additional charge. Further, SMTC will notify NETRIX of the anticipated ship date of any Order and if NETRIX notifies SMTC of its intention to inspect materials, such inspection shall be made within three (3) days prior to Product shipment. Failure to inspect materials at this time shall constitute a waiver of NETRIX's right of inspection at SMTC's plant but not a waiver of SMTC's obligations under Section 5.12. If vendor processes, procedures or practices or source materials are found to be nonconforming, substandard or defective as a result of such inspection, SMTC and NETRIX agree to immediately address such problem and work with all expedience to rectify the situation.

         5.11 SMTC shall provide to NETRIX Quality Information Reports that allow monitoring of Product quality. Such reports include, but are not limited to a "Rolling Yield Summary" for printed circuit assembly and test and for system assembly and test and "Field Return Analysis."

         5.12 SMTC will be responsible for performing all factory inspection and acceptance testing of Products prior to shipment of such Products. Such acceptance testing will be performed by SMTC in accordance with NETRIX's standard testing and acceptance criteria. All Products which successfully pass such acceptance testing will have documented test results available to NETRIX upon its request, and will be deemed accepted by NETRIX. If such acceptance testing is (i) not fully performed, (ii) not documented, or if (iii) the Products fail to pass such acceptance testing, the affected Products will be deemed not acceptable by NETRIX and cannot be used to complete Orders.

6.       ENGINEERING CHANGES.

         6.1 Engineering Change Orders ("ECO") are the method of changing the bill of materials or specifications of NETRIX Products that may be made from time to time during the term of this Agreement.

         6.2 If an ECO is identified as critical by NETRIX, upon notification, SMTC will suspend all shipments until the ECO is implemented and implement the ECO within three (3) working days of receipt of such notice. Implementation of

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an ECO within three (3) working  days,  however,  is  contingent  upon  material availability. All other ECO implementation schedules will be by mutual agreement between NETRIX and SMTC.

         6.3 Within thirty (30) days of the implementation of an ECO by SMTC, NETRIX agrees to reimburse SMTC for the cost of any parts and/or material, including long lead components and minimum buy components that cannot be used by SMTC to produce Products due to the ECO implementations. In the case of parts and materials not yet delivered by the suppliers, NETRIX also agrees to pay to SMTC the cancellation charges or other liabilities incurred by SMTC in canceling such parts and materials . SMTC shall use reasonable efforts to minimize the costs of such cancellations. SMTC agrees to give NETRIX notice prior to any such cancellation. Failure of NETRIX to approve any such cancellation, however, shall not relieve NETRIX of its obligation to reimburse SMTC.

         6.4 SMTC Proposed Changes. SMTC shall notify NETRIX of any Product-related engineering change ("Engineering Change") proposed by SMTC. SMTC shall supply NETRIX with a written description of the expected effect of the Engineering Change, including the effect on price, performance, reliability, and serviceability and the amount of any non-recurring engineering charges. NETRIX, at its discretion, may elect to incorporate or not to incorporate any SMTC-proposed Engineering Change into the Product design. If any SMTC-proposed Engineering Change, accepted by NETRIX and incorporated into the Product design, results in a reduced Product price, the cost savings to NETRIX will be shared by NETRIX and SMTC for a period of 12 months in accordance with the following formula: O - R = CS

     Where:
         O                 =        Original Product Price
         R                 =        New Projected Product Price After Change
         CS                =        Cost Savings

     The New Product Price (NPP) will be established as follows:

         (CS   x   50%)             +   R   = NPP

If a SMTC-proposed Engineering Change is accepted by NETRIX, the parties agree to amend any outstanding Purchase Order accordingly, and the NPP shall apply to all Products which include the SMTC-proposed Engineering Change delivered hereunder. SMTC shall not change or modify the Product without NETRIX's prior written consent. SMTC agrees that any and all SMTC-proposed Engineering Changes shall be the property of NETRIX and SMTC hereby assigns any rights it might have in such Engineering Changes to NETRIX. Notwithstanding the foregoing, however, SMTC will retain all rights to proprietary process changes, manufacturing inventions, and tooling regardless of its impact on price.


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         6.5  NETRIX  Proposed  Changes.  Provided  the  parties  agree upon any
resulting  unit  price  change,   as  provided  below,  SMTC  shall  incorporate
non-critical Engineering Changes proposed by NETRIX into the Product(s) on a schedule to be agreed to by the parties.. Within seven (7) days of NETRIX's notification of an Engineering Change, SMTC will provide NETRIX a written quotation that includes any proposed increase or decrease in the unit price of the Product. SMTC's quotation will include a comprehensive cost breakdown of the added or reduced work scope resulting from the Engineering Change. The parties shall agree upon any change which may apply to the unit price of the Product within ten (10) days from the date of NETRIX's notification of an Engineering Change, and this Agreement, as well as any applicable NETRIX P.O.(s), will be amended accordingly.

         6.6 NETRIX understands that P.O. delivery dates may be affected by any Engineering Change due to material availability and P.O. dates may be amended by mutual agreement.

7.       PRICE

         7.1 MATERIAL UPLIFT AND PROFIT RATES. For the first twelve months after the date of first Order placement following the effective date of this Agreement, "Material Uplift Rate" and "Pre-Tax Profit Rate" shall each be fixed at Eight Point Zero Percent (8.0%). At the expiration of this initial twelve-month period, "Material Uplift Rate" and "Pre-Tax Profit Rate" for the subsequent quarter shall be the rate specified in the following grid corresponding to the "Sales Level." "Sales Level" shall equal the total net amount billed to NETRIX for Product over the previous twelve-month period and shall be determined at the beginning of each quarter after the initial twelve-month period.

Sales Level                <$6M        >$6M-$10M>$10M-$20M >$20M-$30M      >$30M
Material Uplift Rate       13.0%          10.0%      8.0%        8.0%       8.0%
Pre-Tax Profit Rate        10.0%          9.0%       8.0%        7.5%       7.0%

         7.2 PRICE. NETRIX Price equals Material Cost plus Material Uplift plus Labor plus Pre-Tax Profit. "Material Uplift" equals the "Material Uplift Rate" multiplied by "Material Cost." "Pre-Tax Profit" equals the "Pre-Tax Profit Rate" multiplied by the sum of "Material Cost" and "Material Uplift" and Labor.

         7.3 Shipments of Products are to be FOB manufacturing point. Payment terms are net 30 days.

         7.4 The labor rate for system level assembly and system level testing shall be $27.85 per hour for the Initial Term of the Agreement as defined in paragraph 14.1 below.

         7.5 The labor rate for debug and repair activities associated with repair of out of warranty Products shall be $55.00 per hour for the Initial Term of the Agreement as defined in paragraph 14.1 below.

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         7.6 SMTC shall  provide raw  material/component  purchasing  support to
NETRIX for engineering and repair operations at the price determined by the Price grid of Section 7.1.

         7.7 Exhibit A describes the part numbers and NETRIX prices for items that will be included in the NETRIX Forecast.

         7.8 Although selling prices for the Products set forth in Exhibit A are firm, fixed prices, NETRIX will reasonably entertain price adjustments prior to the conclusion of the 12 month period set forth in Section 7.2 which are the results of component/material cost variances, or result from sole source or industry wide conditions which are outside the reasonable control of SMTC. NETRIX and SMTC shall recalculate pricing once the audited material price variance is greater that +/- 3% of costed Bill of Material ("BOM") for a period greater than 60 days. Extraordinary market conditions will be evaluated on a case by case basis. SMTC will make reasonable efforts to document any and all price variances.

         7.9 Any non-recurring engineering costs associated with the fulfillment of Order(s) under this Agreement shall be SMTC's actual direct cost plus 5%.

         7.10 Title to the Products and the risk of loss shall be that of NETRIX upon delivery of the Order to the common carrier by SMTC at the SMTC manufacturing facility.

8.       MATERIALS MANAGEMENT

          8.1. NETRIX will provide SMTC a Forecast of Product requirements as specified in paragraph 4.5 above. Regardless of whether Products or other materials are actually Ordered by NETRIX, however, NETRIX agrees to pay for any materials, labor and overhead costs incurred or legally obligated by SMTC in connection with the manufacture of any Product Forecast by NETRIX as provided in paragraph 8.3 below.

         8.2 NETRIX may cancel Purchase Order(s) or any portions thereof for any reason by written notice prior to the date of delivery. Cancellation shall be effective upon SMTC's receipt of written notice to that effect from NETRIX, or thereafter upon the date specified in such cancellation notice. In the event of NETRIX cancels any Purchase Order effective within 90 days of the scheduled delivery date, NETRIX agrees to pay SMTC for the reasonable and allocable materials, labor, and overhead costs incurred or legally obligated prior to the effective date of the cancellation. NETRIX agrees to purchase from SMTC, at SMTC's cost plus negotiated material handling expenses, such materials that remain in SMTC's inventory as well as actual labor expended and reasonable out-of-pocket expenses. SMTC will deliver to NETRIX all completed Product(s) and assemblies in process; procured on account of subject Purchase Order(s) and any tooling, test and burn-in equipment owned by NETRIX and furnished to SMTC under this Agreement. SMTC agrees that any cancellation charge may be subject to audit

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by NETRIX. To minimize  cancellation  charges,  whenever  practicable,  procured components will be used by SMTC, sold back to suppliers or canceled prior to delivery. NETRIX agrees to pay actual cancellation or re-stocking charges incurred by SMTC, not to exceed the value of material on order for Forecast NETRIX orders. SMTC shall invoice NETRIX for any applicable cancellation charges which shall be payable by NETRIX within 30 days of the date of invoice. NETRIX and SMTC shall complete any audit activity as requested by NETRIX to verify such charges within that 30 day period.

         8.3 If NETRIX has not requested shipment of any Forecast Product within sixty (60) days of its forecasted shipment date, NETRIX will, at its sole discretion, either pay for the Products or pay a one percent (1%) per month carrying charge for a maximum of four (4) months. At the end of that four (4) month period, NETRIX agrees to immediately pay for the Product. SMTC will advise NETRIX of any Products that were Forecasted but did not ship within sixty (60) days of the Forecasted date.

         8.4 Provided they have been Forecasted by NETRIX at least nine (9) months prior to the date of the Order, SMTC will schedule the build and test of Orders, within 2 working days of receiving written notice from NETRIX which provides configuration information and "Ship To" information. Completed Orders will be shipped within five (5) working days of Orders being scheduled.

          8.5 It is the responsibility of SMTC to provide a list of long lead materials and request from NETRIX authorization to purchase such materials to insure scheduled delivery. NETRIX agrees to provide a written response to such request within five (5) working days of a request by SMTC.

         8.6     NETRIX,     agrees     to    be     liable     to    pay    for
non-returnable/non-cancelable   ("NR/NC")  material  once  NETRIX  approves  its
acquisition by SMTC.

         8.7 NETRIX may place "Emergency Orders" (i.e., for accelerated delivery, increased quantities or a combination of both), and SMTC agrees to review all potential alternative approaches with NETRIX and make reasonable efforts to fulfill such emergency orders.

         8.8 SMTC shall order components as specified by NETRIX's Authorized Vendor List ("AVL"). Before ordering or purchasing from a third party, SMTC shall first utilize any available NETRIX inventory. SMTC shall conduct receiving inspection on all purchases.

9.       REPAIR SERVICES

         9.1 SMTC shall provide a stockroom with system support for NETRIX owned spares, sub-assemblies and finished Products with the equivalent level of inventory control processes as an SMTC stockroom.


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         9.2 SMTC shall ship  directly to NETRIX  customers  items from NETRIX's spares inventory as needed to support NETRIX's Return-Material-Authorization ("RMA") process within the timeframes specified to be mutually agreed upon.

         9.3 SMTC shall accept receipt of all NETRIX RMA Product and route them correctly for repair or scrap according to NETRIX guidelines.

         9.4 SMTC  will use its  best  efforts  to  debug  and  repair  returned
Products but will not charge NETRIX more than a percentage of board cost as specified on Exhibit A. If, within twenty-eight (28) days after receipt of the returned Product, SMTC is unable to repair the returned Product, SMTC will, at NETRIX's option and at NETRIX's expense, ship such Product to NETRIX and sell to NETRIX a replacement at the SMTC price listed in Exhibit A minus the current pre-tax profit from the price grid in Section 7.1.

         9.5 SMTC will upgrade any returned Products to the current revision at NETRIX's expense.

         9.6 SMTC will re-assemble any systems returned for repair and route them to system test after the sub-assemblies have been repaired and upgraded.

10.      WARRANTY

         10.1 SMTC warrants that Products delivered by SMTC will be free from defects in workmanship under normal use and operation for a period of one (1) year from the date of shipment.

         10.2 SMTC warrants that Repairs delivered by SMTC will be free from defects in workmanship under normal use and operation for a period of ninety
(90) days from the date of shipment.

         10.3 SMTC further warrants that all Products will conform in every respect to IPC-A-610-2 standards.

         10.4 SMTC'S ENTIRE OBLIGATION UNDER THIS WARRANTY SHALL BE LIMITED TO REPAIR OR REPLACEMENT OF ANY PARTS OR PRODUCTS, WHICH PROVE TO BE DEFECTIVE WITHIN THE WARRANTY PERIOD.

         10.5 EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN SECTIONS 10.1, 10.2 AND 10.3 ABOVE, SMTC HEREBY DISCLAIMS ANY AND ALL WARRANTIES, EXPRESS OR IMPLIED, INCLUDING THE IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. IN NO EVENT WILL SMTC BE LIABLE FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES, INCLUDING BUT NOT LIMITED TO DAMAGES FOR LOSS OF PROFITS OR LOSS OF GOOD WILL EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES IN ADVANCE. SMTC SHALL NOT BE LIABLE FOR ANY CLAIM OR DEMAND AGAINST NETRIX BY ANY OTHER PARTY.

         10.6 SMTC shall not have any warranty obligation whatsoever where SMTC's Product has been subjected to attempted repair, disassembly, physical abuse or other misuse after shipment.

         10.7 NETRIX shall notify SMTC of any alleged defect within the time prescribed above and, promptly upon SMTC's written request, shall send Products believed to be defective to SMTC for inspection. SMTC will use its best efforts to return any repaired or replaced Products within ten (10) days from date SMTC receives the same but no later than thirty (30) days.

         10.8 All Products delivered hereunder shall have the date of manufacture marked on the Product, and all repaired Products shall have the date of repair marked on the Product. Replacement and warranty repair of defective Products, including return transportation charges only, shall be at SMTC's expense.

11.      PENALTIES

         11.1 NETRIX Penalties. NETRIX shall pay an interest charge equal to 1% per month for invoices not paid within thirty (30) calendar days of invoice date to the address specified in paragraph 16.8 together with all costs and reasonable attorneys fees.

         11.2 SMTC Penalties. With respect to any Orders for Forecasted Product placed with sufficient manufacturing and material lead times and accepted by SMTC, which are shipped more than five (5) business days after the agreed shipment date as a result of SMTC's failure to perform adequately in the planning, scheduling, or manufacturing of PRODUCT for NETRIX, SMTC agrees to pay a penalty equal to Zero Point Three Three Percent (0.33%) Per Day of the total charge for the late Product to NETRIX, with a total amount of the penalty not to exceed the sum of the agreed upon Pre-Tax Profit as specified in Section 7.1 above for any late Product plus one percent (1%) of the sum of (Material Cost plus Material Uplift plus Labor) for any late Product, on an item-by-item basis. Notwithstanding the foregoing, SMTC will pay no penalty for any delay resulting from industry-wide shortages, parts allocations, force majeure and component obsolescence.

12.      INSURANCE

         With the exception of baseline inventory repurchased by NETRIX as provided in paragraph 2.1 above, while NETRIX-owned property of whatever kind is in SMTC 's possession or control, SMTC shall be responsible for all loss or damage and shall, at its expense, secure or maintain extended insurance coverage in an amount to cover replacement cost. Such insurance shall name NETRIX as additional insured and loss payee and provide NETRIX with 10 days prior notice of cancellation, as evidenced by certificates of insurance delivered to NETRIX.

13.      INDEMNIFICATION

         13.1 NETRIX shall settle or defend, at NETRIX's expense, and pay all costs, fines, judgments, reasonable attorney fees, reasonable attorneys fees of counsel for SMTC and damages ("Costs") resulting from all proceedings or claims against SMTC and its subsidiaries for infringement or alleged infringement by the Units furnished under this Agreement, or any part or use thereof, of copyrights, patents, or other intellectual property rights now or hereafter existing in the United States. This indemnification will not apply to any matter arising out of a claim for which NETRIX is entitled to indemnification from SMTC as provided in Section 13.2. NETRIX shall notify SMTC if it is or becomes aware of any right of, or protection afforded to, a third party as set forth above that might affect SMTC's ability to provide Units under this Agreement. SMTC shall provide written notice to NETRIX of any such proceeding or claim of which it becomes aware as soon as practicable after it becomes aware of the proceeding or claim.

         13.2 SMTC shall settle or defend, at SMTC's expense, and pay all Costs resulting from all proceedings or claims against NETRIX and its subsidiaries for infringement or alleged infringement of copyrights, patents, or other intellectual property rights now or hereafter existing in the United States arising from or relating to the process or procedures by which the Units furnished under this Agreement, or any part or use thereof, are manufactured by SMTC or any modification to the Units proposed by SMTC which it knew or had reason to believe violated any such intellectual property right. SMTC shall notify NETRIX if it is or becomes aware of any right of, or protection afforded to, a third party as set forth above that might affect NETRIX's ability to receive Units under this Agreement. NETRIX shall provide written notice to SMTC of any such proceeding or claim of which it becomes aware as soon as practicable after it becomes aware of the proceeding or claim.

         13.3 Reasonably promptly after obtaining knowledge of a matter which will give rise to a Claim covered by Section 13.1 or 13.2, the party who may be entitled to indemnification (the "Indemnitee") shall give the party who may be obligated to provide indemnification (the "Indemnitor") written notice of the Claim (a "Notice of Claim"); provided, however, that no failure or delay in giving any such Notice of Claim shall relieve the Indemnitor of its obligations except, and only to the extent, that it is prejudiced thereby. A Notice of Claim shall specify in reasonable detail the nature and all known particulars related to an indemnified Claim. The Indemnitor shall (i) promptly inform the Indemnitee of all material developments with respect to a Claim which is the subject of a Notice of Claim and (ii) inform the Indemnitee promptly after the Indemnitor has made a good faith determination, based on the facts alleged in such Notice of Claim or which have otherwise become known to the Indemnitor, either that the Indemnitor acknowledges that it has an indemnification obligation hereunder in respect of such Claim or that the Indemnitor has made a good faith determination that it has no indemnification obligation hereunder in respect of such Claim. The Indemnitee shall have the right, but not the obligation, to participate, at its own expense, in the defense of any third party Claim through legal counsel selected by it and shall have the right, but not the obligation, to assert any and all cross-claims or counterclaims which it may have. So long as the Indemnitor is in good faith performing its obligations under this Section 13.3, the Indemnitee shall (i) at Indemnitor's cost and expense, cooperate in all reasonable ways with the Indemnitor and (ii) not settle any such Claim without the prior written consent of the Indemnitor. If the Indemnitor fails to perform its obligations under this Section 13.3, or if the Indemnitor shall have informed the Indemnitee in writing that the Indemnitor does not have an indemnification obligation in respect of such Claim, then the Indemnitee shall have the right, but not the obligation, to take the actions which the Indemnitor would have had the right to take in connection with the performance of such obligations and, if, as determined by a court of competent jurisdiction, the Indemnitee is entitled to indemnification hereunder in respect of the event or circumstance as to which the Indemnitee takes such actions, then the Indemnitor shall, in addition to indemnifying Indemnitee for the Claim, indemnify the Indemnitee for all of the Costs incurred in connection therewith. If the Indemnitor proposes to settle or compromise any third party Claim, the Indemnitor shall give written notice to that effect (together with a statement in reasonable detail of the terms and conditions of the settlement) to the Indemnitee a reasonable time prior to effecting the settlement. Notwithstanding anything contained herein to the contrary, the Indemnitee shall have the right to object to the settlement of any third party Claim, whereupon (A) the Indemnitee will assume the defense of such Claim for its own account and as if it were the Indemnitor and (B) the Indemnitor shall be released from any and all liability with respect to such Claim to the extent that such liability exceeds the liability which the Indemnitor would have had in respect of such a settlement.

         13.4 This Section 13 states the entire rights and obligations of NETRIX and SMTC regarding infringement of copyrights, patents, or intellectual property rights now or hereafter existing in the United States and shall survive expiration or termination of this Agreement.

 14.     TERM AND TERMINATION

         14.1 This Agreement shall commence as of the Effective Date and continue for a minimum period of three (3) years ("Initial Term"). This Agreement shall be extended thereafter for one (1) year periods unless either party shall give written notice of termination at least ninety (90) days prior to the end of the then current Term.

         14.2 Either party may immediately terminate this Agreement, in whole or in part, in the event that the other party shall become insolvent, file or have filed against it (and not dismissed within thirty (30) days) a petition in bankruptcy, undergo a reorganization pursuant to a petition in bankruptcy filed with respect to it, or makes an assignment of their assets for the benefit of creditors.

         14.3 In addition to the rights set forth above, NETRIX shall have an immediate right of termination in the event that SMTC does not attain the delivery or quality criteria set forth in Paragraph 6. SMTC shall be given a written 30 day notice to cure any such problem.

         14.4 Upon termination by NETRIX as provided in this Agreement, SMTC agrees to transfer to NETRIX: (1) any outstanding orders it has placed for raw materials/component parts; (2) inventory on hand related to the Products; (3) dedicated fixtures or equipment pertaining to the manufacture or assembly of the Product paid for by NETRIX; and (4) all manufacturing/assembly know-how related to SMTC's manufacture of the Product, including but not limited to, assembly/test documentation and test programs. All applicable cancellation charges will apply in regard to this termination.

         14.5 In the event that this Agreement is terminated, SMTC will use its best efforts to assist NETRIX in securing and establishing an alternate source of supply by transfer of NETRIX documents, and provided such support shall be limited to a three (3) month period and shall take place only within the Continental United States and further provided that NETRIX pays all charges described in Paragraph 8.2 in the event of termination.

         14.6 SMTC may terminate this Agreement thirty (30) days or more after making written demand for payment to NETRIX in the event that NETRIX fails to pay an invoice submitted to it within the net forty-five (45) days from date of invoice as required. In the event SMTC terminates this Agreement pursuant to this paragraph, NETRIX shall be liable for all applicable cancellation charges.

15.      CONFIDENTIAL INFORMATION.

         15.1 Protection of Confidential and/or Proprietary Information. Each party hereby agrees that all information which is disclosed to it by the other party or its representatives (a) in writing or some other physical form or electronically and designated to be proprietary and confidential or (b) is disclosed to it initially orally or visually and identified at the time of initial disclosure as proprietary or designated in writing as proprietary, will be safeguarded by the receiving party in the same manner the receiving party safeguards its own proprietary and confidential information of like character. No such information will be divulged to third parties without the prior written consent of the disclosing party. Notwithstanding the foregoing, SMTC acknowledges that (a) all NETRIX engineering drawings, schematics and software, customer lists, and customer information, and pricing under this Agreement are considered proprietary even if they are not so designated; (b) all information with regard to order volumes, pricing, quality performance data and rate of repair for any NETRIX Product are confidential; (c) SMTC will not contact any NETRIX customer without NETRIX's prior written consent; and (d) SMTC will not compile a customer list or divulge any of the names, contact persons or purchasing history of NETRIX customers except in furtherance of its performance of this Agreement.

         15.2 Notwithstanding anything above to the contrary, this Agreement shall not impose any obligation upon the receiving party with respect to any portion of the received information which (i) is now, or which hereafter, through no act or failure to act on the part of the receiving party, becomes generally known or available, (ii) is known to the receiving party at the time of receiving such information as established by written records, (iii) is furnished by the disclosing party to others without restriction on disclosure,
(iv) is hereafter furnished to the receiving party by a third party, as a matter or right and without restriction on disclosure, (v) is independently developed by the receiving party, or (vi) is authorized in writing for release by the disclosing party.

         15.3   This section 15 shall survive the termination of this Agreement.

16.      GENERAL

         16.1 SEVERABILITY. If any provision of this Agreement is held to be invalid or unenforceable by any court of competent jurisdiction, such invalidity or unenforceability shall not affect the enforceability of any other provisions of this Agreement not held to be invalid. The remaining provisions of this Agreement shall continue in effect as though any such invalid or unenforceable provisions were deleted.

         16.2 AMENDMENTS. This Agreement can only be modified in writing, signed by a duly authorized Corporate Officer of each party to the Agreement. No Amendment shall be deemed effective, notwithstanding proper execution, until a duplicate original of such Amendment is received by each party in accordance with provisions of Section 16.7 of this Agreement.

         16.3 COMPLIANCE WITH LAWS. Each party agrees to comply with all applicable laws, rules and regulations with regard to the performance of its obligations under this Agreement and indemnify and hold the other party harmless from any loss resulting from its failure to obey all such laws, rules and regulations.

         16.4 Export Control Compliance. Both parties acknowledge that the products, software, and documentation covered by this Agreement may be subject to the rules and regulations of United States Department of Commerce Office of Export Administration and other import or export restrictions from or to applicable countries. When required, both parties will cooperate to provide such documentation as may be required under any such laws, rules, or regulations, and neither party will make any shipments nor take any actions in violation of such requirements.

         16.5 RELATIONSHIP BETWEEN PARTIES. The parties acknowledge and agree that they are now and will continue at all times during the term of this
Agreement to be independent parties. In no event will either party engage in conduct or hold itself out to be a joint venture partner, employee, representative, franchisee, servant or agent of the other.
Neither party will have any right to bind or obligate the other in any manner.

         16.6 WAIVER. Either party's failure to exercise, in whole or in part, or delay in exercising any right under this Agreement will not preclude any future exercise of the same right or the exercise of any other right hereunder.

         16.7 NOTICES. All notices required or permitted under this Agreement shall be in writing, delivered to the party at the address set forth below, or such other address as either party may specify by notice in accordance with this paragraph by express delivery service or by facsimile or telefax. Notices shall be delivered to the following addresses:

                   To:     Netrix Corporation
                           13595 Dulles Technology Drive
                           Herndon, Virginia 20171

                           Attn.: President
                           cc: Vice President Operations
                           Fax Number: 704-394-1722


                   To:     The SMT Centre S.E. Inc.
                           5601 Wilkinson Boulevard
                           Charlotte, NC 28208

                           Attn.: Vice-President & General Manager
                           Fax Number: 703-793-2060

Address information, facsimile numbers and contact information may be changed unilaterally by each party as needed without regard to any other provisions of this agreement.

         16.8 Title and Headings. The headings to the sections of this Agreement are inserted for convenience of reference only and will not be considered a part of this Agreement.

         16.9 Force Majeure. Neither party will be liable nor deemed to be in default for delay or failure in performance or interruption of service hereunder resulting directly or indirectly from acts of God, wars, floods, riots, labor strikes, worldwide parts shortages, or transportation shortages (a "force majeure"), provided, however, the provisions of this section shall not apply to obligations to make payments when due. The party claiming excuse for failure to perform due to force majeure shall notify the other party in writing within 2 days of the existence of the force majeure cause and its expected duration.

With no regard to cause of the force majeure, if the notifying party is not able within fifteen (15) days after the occurrence to commit to resume substantial performance of its obligations within seventy-five (75) days after such commitment, the other party may declare such party to be in default without regard to any applicable cure period.

         16.10 DISCLOSURES. Nothing contained in this Agreement shall be deemed to be an assignment or transfer of any intellectual property rights by either party to the other, except for any disclosure by NETRIX which is required to be used by SMTC to perform its obligations hereunder and all such disclosures shall constitute a non-exclusive royalty free license to SMTC to use all such disclosures but only to the extent required by SMTC to fulfill its obligations hereunder.

         16.11 AUTHORITY. Each party warrants that it has the unqualified right to enter this Agreement, that it is the owner of or has the right to transfer all rights and licenses to all technology, intellectual property and other deliverables under the terms of this Agreement, and that each has the right to perform all obligations under this Agreement.

         16.12 ASSIGNMENT. Neither party may assign or otherwise transfer its rights and obligations under this Agreement without the written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, NETRIX may assign this Agreement in connection with the sale of substantially all of the assets of the company. Notwithstanding the foregoing, SMTC may also assign this Agreement to an affiliated company of equal or greater capitalization.

         16.13 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the United States of America and the Commonwealth of Virginia.

         16.14 TRADEMARKS. Notwithstanding any other provisions of this Agreement, neither party shall have the right to use trademarks, service marks or trade names of the other party (including those of any subsidiaries) directly nor indirectly for any reason without prior written approval of the other party.

         16.15 ENTIRE AGREEMENT. This Agreement sets forth the entire agreement and understanding between the parties with respect to the subject matter hereof and merges all prior discussions and negotiations between them. There are no oral representations or inducements pertaining thereto which are not contained herein; and neither of the parties hereto shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein or as duly set forth on or subsequent to the date hereof in writing and signed by a proper and duly authorized officer or representative of the party hereto to be bound thereby.

         16.16 EFFECTIVE DATE. This Agreement is not effective and shall have no force whatever until fully executed by all of the parties hereto.

         16.17 JOINT EFFORTS. This Agreement has been drafted by the mutual efforts of the parties after consultation with counsel and shall not be construed against any party as a result thereof.

         16.18 EXECUTION IN COUNTERPARTS. The Agreement may be executed in any number of counterparts with the same effect as if all parties had signed the same document. All counterparts shall be construed together and shall constitute one Agreement.

         16.19 WARRANTY OF NON-INFRINGEMENT. NETRIX warrants that it is not aware of any claim for infringement or alleged infringement by the Units to be manufactured under this Agreement, or any part or use thereof, of copyrights, patents, or other intellectual property rights now or hereafter existing in the United States.

         16.20 PUBLICITY. The existence and terms of this Agreement shall remain confidential. Neither party shall make any public announcement relating to this Agreement without the prior written consent of the other party, which consent shall not be unreasonably withheld, conditioned or delayed.


17.      SIGNATURES

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by its duly authorized representative, intending to be legally bound thereby.

Date:                                           Date:

NETRIX CORPORATION.                             THE SMT CENTRE S.E. INC.



By:________________________________             By:_____________________________


EXHIBIT A

---------------------------- -------------------------- -------------------------- --------------------------
Netrix Part Number           Netrix Purchase Price      Repair Percentage          Maximum Repair Charge
                                                        Allowed                    Change
---------------------------- -------------------------- -------------------------- --------------------------
---------------------------- -------------------------- -------------------------- --------------------------